EXHIBIT 10.19

NON-COMPETITION AGREEMENT

This Non-Competition Agreement (this “Agreement”) is entered into effective December 31, 2012 (the “Effective Date”), by and among RJM BV, a Dutch corporation (“RJM” or the “Buyer”), Douglas Francis, an individual (“Francis”), Justin Hartfield, an individual (“Hartfield”), Keith Hoerling, an individual (“Hoerling” and, together with RJM, Francis, Hartfield, and Hoerling, the “Bound Parties”), on the one hand, and SearchCore, Inc., a Nevada corporation (the “Seller”) and and WeedMaps Media, Inc., a Nevada corporation (“WeedMaps”), on the other hand, pursuant to the Agreement and Plan of Reorganization dated December 11, 2012, by and among the Buyer, Seller, and WeedMaps (the “Purchase Agreement”).  Capitalized terms used and not otherwise defined in this Agreement have the meanings ascribed to them in the Purchase Agreement.

RECITALS:

WHEREAS, pursuant to the Purchase Agreement, the Seller is selling WeedMaps to Buyer and Buyer is purchasing WeedMaps from SearchCore;

WHEREAS, pursuant to the Purchase Agreement, RJM is assuming obligation owed by SearchCore and/or WeedMaps to each of Francis, Hartfield, and Hoerling, and as further consideration to Hoerling, adding additional collateral to secure the obligations owed to him;

WHEREAS, Francis, Hartfield, and Hoerling have been involved in the operation of the business of WeedMaps, defined for purposes of this Agreement as internet search and website operation for the medicinal cannabis industry (the “WeedMaps Business”);

WHEREAS, Francis and Hartfield are subject to various other non-compete agreements with SearchCore and/or WeedMaps which prevent them from being involved in the WeedMaps Business, which non-compete provisions need to be waived by SearchCore in connection with the transactions contemplated by the Purchase Agreement;

WHEREAS, Francis, Hartfield, and Hoerling have also been involved in the operation of the other businesses of SearchCore, defined for purposes of this Agreement as internet search, internet advertising, and website operation for (a) the tattoo industry, (b) the manufactured housing industry, (c) the recreational sports industry, and (d) other industries in which SearchCore and/or its affiliates operates, at the time of the Agreement or thereafter (the “SearchCore Business”);

WHEREAS, the execution and delivery of this Agreement is a condition precedent to, and an integral part of, the consideration flowing from the Parties to the Purchase Agreement for their consummation of the transactions contemplated by the Purchase Agreement; and

WHEREAS, the execution and delivery of this Agreement is necessary to ensure that the Parties to the Purchase Agreement receive the full benefit of the Purchase Agreement and preserve the goodwill associated with the WeedMaps Business and the SearchCore Business, and thus the Bound Parties agree to certain restrictions on their business activities from and after the Effective Date, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Term.  The term of this Agreement shall commence on the Effective Date and expire on the day before the fifth (5th) anniversary hereof (the “Term”).  For purposes of this Agreement, “SearchCore” shall include all subsidiaries, joint ventures, and affiliated entities and parties of SearchCore.

2. Confidentiality; Non-Disclosure.  The Bound Parties acknowledge and agree that they have and in the future may continue to have access to secret and confidential information relating to the SearchCore Business (“Confidential Information”) and that the following restrictive covenants are necessary to protect the interests and continued success of the SearchCore Business.  The Bound Parties shall not disclose any Confidential Information to any person or entity at any time during or after the expiration or earlier termination of this Agreement.  As used in this Agreement, Confidential Information includes, without limitation, all information of a technical or commercial nature (such as information consisting of research and development, patents, trademarks and copyrights and applications thereto, formulas, codes, computer programs, software, methodologies, processes, innovations, software tools, know-how, knowledge, designs, drawings specifications, concepts, data, reports, techniques, documentation, pricing marketing plans, customer and prospect lists, trade secrets, financial information, salaries, business affairs, suppliers, profits, markets, sales strategies, forecasts and personnel information), whether written  or oral, relating to the SearchCore Business, its customers and/or other business associates.  The term “Confidential Information” shall not include information that has been made available to the public generally through no fault or breach of any Bound Party or that SearchCore regularly gives to third parties without restriction on use or disclosure.

3. Non-Competition.  The Bound Parties agree that during the Term they will not, directly or indirectly, whether or not for compensation, be engaged in or have any financial interest in any business, wherever located, competing with or which may compete with the SearchCore Business.  For purposes of this Agreement, a Bound Party will be deemed to be “engaged in or to have a financial interest in” a business if a Bound Party is an owner, shareholder, employee, officer, director, partner, agent, consultant, service provider, representative, salesperson, advisor, investor, principal, joint venturer or member of or to any Person, which is engaged in such a business, or if such Bound Party directly or indirectly receives remuneration from or performs services for such a Person, or if a member of such Bound Party’s immediate family beneficially owns an equity interest, or interest convertible into equity, in any such entity; provided, however, that the foregoing will not prohibit any Bound Party from owning, for the purpose of passive investment, less than 5% of any class of securities of a publicly held corporation actively traded on a national securities exchange.

4. Non-Solicitation/Non-Interference.  During the Term the Bound Parties shall not, directly or indirectly, acting as an employee, owner, shareholder, partner, member, joint venturer, contractor, advisor, representative, officer, director, agent, salesperson, consultant, service provider, advisor, investor or principal of any Person:

(a) solicit, advise, provide or sell, directly or indirectly, any services or products of the same or similar nature to services or products of the SearchCore Business, to any client or prospective client of SearchCore.  For purposes of this Agreement the terms prospective client shall mean any Person or group of associated Persons whose business SearchCore has solicited at any time from the Effective Date to the termination of this Agreement;

(b) solicit, request or otherwise attempt to induce or influence, directly or indirectly, any present client, distributor or supplier, or prospective client, distributor or supplier, of SearchCore, to cancel, limit or postpone their business with SearchCore, or otherwise take action which might be to the disadvantage of SearchCore; or

(c) hire or solicit for employment, directly or indirectly, or induce or actively attempt to influence, any employee, officer, director, agent, contractor or other business associate of SearchCore (excluding employees prior to December 31, 2012), to terminate his or, her employment or discontinue such person’s consultant, contractor or other business association with SearchCore.

5. Waiver of Existing Non-Compete Provisions.  SearchCore and WeedMaps hereby waive and release Francis, Hartfield, and Hoerling from the non-compete provisions of any prior or existing employment agreements, consulting agreements, and stock purchase agreements, including but not limited to (a) the Global Securities Purchase Agreement with Hoerling dated August 9, 2012, (b) the Employment Agreement with Hoerling dated November 19, 2010, (c) the Global Securities Purchase, Consulting and Resignation Agreement with Hartfield dated July 31, 2012, and (d) the Global Securities Purchase and Resignation Agreement with Francis dated July 31, 2012.

6. Consideration.  The parties acknowledge and agree that this Agreement is being entered into by the Bound Parties (i) in order to induce SearchCore to enter into the Purchase Agreement and to consummate the transactions contemplated thereby, and (ii) to preserve the goodwill associated with the SearchCore Business. The Bound Parties acknowledge that no consideration other than as set forth in the Purchase Agreement shall be paid to them in consideration of this Agreement.

7. Violation of Covenants.  If any Bound Party violates any of the restrictive covenants contained in this Agreement, (i) the applicable restrictive period (with respect to each violating Bound Party) shall be increased by the period of time from the commencement of any such violation until the time such violation shall be cured by the violating Bound Party to the satisfaction of SearchCore, and (ii) SearchCore may pursue any and all remedies available to it at law and/or in equity to enforce, and recover damages for the breach of, the restrictive covenants contained in this Agreement, including, without limitation, demanding injunctive relief under Section 9.

8. Scope of Covenants.  In the event that any of the provisions of this Agreement should ever be adjudicated to exceed the time, geographic, product or service and/or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service and/or other limitations permitted by applicable law.  If the covenants of this Agreement are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish SearchCore’s right to enforce such covenants in any other jurisdiction.

9. Injunctive Relief.  The Bound Parties acknowledge and agree that in the event of a breach or threatened breach of this Agreement by any Bound Party, SearchCore may suffer irreparable harm and money damages alone would not afford SearchCore an adequate remedy and, therefore, SearchCore shall be entitled to obtain immediate injunctive relief, including, without limitation, a temporary restraining order and a preliminary and permanent injunction, in any court of competent jurisdiction (without being obligated to post a bond or other collateral) restraining the Bound Party(ies) from such breach or threatened breach of the restrictive covenants contained in this Agreement.  Nothing herein shall be construed as prohibiting SearchCore from pursuing any other remedies available to it for such breach or threatened breach, including, without limitation, the recovery of monetary damages from the Bound Parties, jointly and severally.

10. Waiver.  The waiver by either party of any breach by the other party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by such party.

11. Assignment.  SearchCore may freely assign this Agreement, provided that SearchCore requires such assignee to expressly assume its obligations hereunder.  The Bound Parties may not assign any of the Bound Parties’ duties, responsibilities or obligations hereunder and any attempted assignment by any Bound Party shall be void and of no force and effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12. No Conflicts. The Bound Parties, jointly and severally, represent and warrant to SearchCore that the execution, delivery and performance by the Bound Parties of this Agreement has been fully authorized and do not conflict with and will not result in a violation or breach of, or constitute (with or without the giving of notice or the lapse of time or both) a default under any contract, agreement or understanding, whether oral or written, to which any Bound Party is a party or by which any Bound Party is bound and the there are no restrictions, covenants, agreements or limitations (including under any Bound Party’s Organizational Documents) on any Bound Party’s right or ability to enter into and fully perform this Agreement, and the Bound Parties agree to indemnify save SearchCore harmless from any liability, cost or expense, including attorney’s fees, based upon or arising out of any such restrictions, covenants, agreements, or limitations that may be found to exist.

13. Entire Agreement. This Agreement contains the entire agreement of the parties and all promises, representations, understandings, arrangements and prior agreements on such subject are merged herein and superseded hereby.  The provisions of this Agreement may not be amended, modified, repealed, waived or extended except by an agreement in writing signed by the party against whom enforcement of such amendment, modification, repeal, waiver or extension is sought.

14. Governing Law. This Agreement and all matters arising under (directly or indirectly) or related to this Agreement, shall be governed by and construed in accordance with the laws of the State of California without giving effect to the choice of law or conflicts of law principles thereof.

15. Jurisdiction; Venue.Each of the parties hereto agrees that any action or suit which may be brought by any party hereto against any other party hereto in connection with this Agreement or the transactions contemplated hereby may be brought only in a federal or state court in Orange County, California.

16. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall together be deemed to constitute one and the same instrument.

17. Survival.Sections 2, 5, 7 and 9 through 16 shall survive the expiration or earlier termination of this Agreement.

[remainder of page intentionally left blank; signature page to follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written hereinabove.

“RJM”	“SearchCore”

RJM BV,	SearchCore, Inc.,
a Dutch corporation	a Nevada corporation

/s/ Mario Lap	/s/ James Pakulis
By: Mario Lap	By: James Pakulis
Its: President	Its: President and Chief Executive Officer

/s/ Douglas Francis	“WeedMaps”
By: Douglas Francis, an individual
WeedMaps Media, Inc.,
/s/ Justin Hartfield
By: Justin Hartfield, an individual	/s/ James Pakulis
By: James Pakulis
/s/ Keith Hoerling	Its: President
By: Keith Hoerling, an individual